SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-28887

Date of Report: June 2, 2011

CARBONICS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	22-3328734
(State of other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

100 Overlook Center, 2nd Floor	08540
(Address of principal executive offices)	(Zip Code)

(609) 498-7029
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 1, 2011 Carbonics Capital Corporation, a Delaware corporation (“Carbonics”) issued to YA Global Investments, L.P., a Cayman Islands limited partnership (“YA Global”) a Secured Convertible Debenture dated May 26, 2011 in the principal amount of $120,000 (the “Debenture”). The Debenture bears interest at the rate of 9% per annum, payable at maturity.  The maturity date for payment of the Debenture is August 31, 2012.  The holder of the Debenture is entitled to convert the principal and accrued interest on the Debenture into common stock of Carbonics (the “Common Stock”) at a conversion rate initially equal to (a) $0.0003 (the “Fixed Conversion Price”), or (b) 90% of the lowest daily volume-weighted average price of the Common Stock (“VWAP”) during the 20 consecutive trading days immediately preceding the conversion date or other date of determination, subject to adjustment as provided for in the Debenture.  On August 17, 2011, the Fixed Conversion Price shall automatically be reset to a price equal to the average of the VWAP for the ten (10) Trading Days immediately prior to such anniversary date, provided that such price is lower than the Fixed Conversion Price then in effect. The shares of Common Stock into which the Debenture may be converted will not be registered for resale and shall be subject to the rights and restrictions of Rule 144.

In addition, on June 1, 2011, Carbonics also entered into Amendment No. 1, dated May 26, 2011 (the “SPA Amendment”), to the Securities Purchase Agreement dated as of August 17, 2010 entered into by and between Carbonics and YA Global (“SPA”). The SPA Amendment provided for the purchase and issuance of the Debenture pursuant to the terms of the SPA.

The foregoing descriptions of the Debenture and the SPA Amendment does not purport to be complete and are qualified in their entirety by reference to the full text of the Debenture and SPA Amendment filed as Exhibits 10.1 and 10.2 hereto.

Item 9.01	Financial Statements and Exhibits

Exhibits

10.1
Secured Convertible Debenture dated May 26, 2011 in the principal amount of $120,000.00, with YA Global Investments L.P. as the “Holder” thereunder and Carbonics Capital Corporation as the “Company” thereunder.

10.2	Amendment No. 1 dated May 26, 2011 to Securities Purchase Agreement dated as of August 17, 2010 entered into by and between Carbonics Capital Corporation and YA Global Investments L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 2, 2011	CARBONICS CAPITAL CORPORATION

	By:	/s/ Stephen J. Schoepfer
Stephen J. Schoepfer, Chief Executive Officer